UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2004

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-3395	42-1406317
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 28, 2004 we entered into a definitive agreement with Swope Community Enterprises to purchase two health plan entities serving 136,000 members. FirstGuard Inc.’s subsidiary, FirstGuard Health Plan Kansas, serves over 94,000 Medicaid and CHIP members throughout the state of Kansas, and FirstGuard Health Plan, Inc. serves 42,000 Medicaid members in Missouri (collectively, FirstGuard). This agreement marks our entry into two additional Medicaid mandated states.

Under the terms of the agreement, we will pay approximately $93 million in cash for all of the issued and outstanding capital stock of FirstGuard. The consideration will be sourced from a combination of cash and our $100 million revolving credit agreement.

The acquisition is expected to close by the first quarter of 2005; however, the closing is subject to regulatory approvals and other closing conditions. These closing conditions, among other, include:

•	Regulatory approvals;

•	The signing of a long-term provider agreement between FirstGuard and Swope Health Services, a Federally Qualified Health Center, to serve the Missouri market; and

•	The confirmation that FirstGuard has a minimum statutory net worth of $6 million at the time of closing of this transaction.

At the closing, approximately $17 million of the purchase price will be placed in escrow and will be held for 18 months from the date of the agreement. Additionally, Swope Community Enterprises has agreed to not compete in Medicaid and Medicaid-related businesses for five years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: October 1, 2004	By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman and Chief Executive Officer